CODE OF ETHICS

The following Code of Ethics applies to the Trust and the Advisers.

Rule 17j-1 under the Investment Company Act requires registered investment companies and their investment advisers to adopt codes of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices. The Trust is registered as an open-end management investment company under the Act. The Advisers are the investment advisers to the Funds of the Trust. Except as otherwise specified herein, this Code applies to all employees, officers, directors and trustees of the Trust.

This Code of Ethics is based on the principle that the officers, directors, trustees and employees of the Trust have a fiduciary duty to place the interests of the Trust before their own interests, to conduct all personal securities transactions consistently with this Code of Ethics (the “Code”) and to do so in a manner which does not interfere with the portfolio transactions of the Trust, or otherwise take unfair advantage of their relationship to the Trust. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual’s fiduciary duties to the Trust.

I. CODE OF ETHICS AND PROFESSIONAL STANDARDS

As professional organizations serving the public in the area of asset management, all officers, directors and employees of the Advisers and the Funds (“Personnel”) must be guided in their actions by the highest ethical and professional standards and subscribe to this Code of Ethics and Professional Standards.

1.	All Personnel must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall comply with all federal and state securities laws and regulations pertaining to investment advisers.
2.	All Personnel should report any violation of this Code to the CCO.
3.	At all times, the interest of each Adviser’s clients (including the applicable Fund(s)) has precedence over personal interests. This applies particularly in the case of purchases and sales of stocks and other securities that are owned, purchased or sold in our advisory and fiduciary accounts.
4.	The Advisers and the Trust have adopted Insider Trader Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information by Personnel. The Insider Trading Policies are a part of this Code of Ethics and Professional Standards.
5.	The Advisers and the Trust have adopted Personal Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent Personnel from taking advantage of their fiduciary relationship with our clients. The Personal Trading Policies are a part of this Code of Ethics and Professional Standards.
6.	Personnel will not accept compensation of any sort for services from outside sources without the specific permission of each Adviser’s President or most senior officer.
7.	When any Personnel face a conflict between their personal interest and the interests of the Advisers’ clients, he or she will report the conflict to the applicable CCO for instruction regarding how to proceed.

8.	The recommendations and actions of the Advisers and the Funds are confidential and private matters. Accordingly, it is our policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker/dealers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the applicable Adviser or Fund, without the prior written approval of the Adviser’s President or most senior officer.
9.	The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all Personnel. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics and Professional Standards.

II. INSIDER TRADING

A.	OVERVIEW AND PURPOSE

The purpose of the policies and procedures in this Section (the “Insider Trading Policies”) is to detect and prevent “insider trading” by any person associated with the Advisers or the Trust. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

B.	GENERAL POLICY

1.	PROHIBITED ACTIVITIES

 All officers, directors and employees of the Advisers and the Funds including contract, temporary, or part-time personnel, or any other person associated with the Advisers or the Funds, are prohibited from the following activities:

a.	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

b.	communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

2.	REPORTING OF MATERIAL, NON-PUBLIC INFORMATION

Any owner or employee who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C.	MATERIAL INFORMATION, NON-PUBLIC INFORMATION, INSIDER TRADING AND INSIDERS

1.	MATERIAL INFORMATION. “Material information” generally includes:
•	any information that a reasonable investor would likely consider important in making his or her investment decision; or

•	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

2.	Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

3.	Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

4.	Insiders. The concept of “insider” is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with an Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.
D.	PENALTIES FOR INSIDER TRADING

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

•	civil injunctions
•	jail sentences
•	revocation of applicable securities-related registrations and licenses
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•	fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the applicable Adviser’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

III. GENERAL PERSONAL TRADING POLICIES

A. GENERAL PRINCIPLES

The pre-clearance procedures, trading restrictions and reporting requirements in this Section III (the “Personal Trading Policies”) have been approved by the CCO. Transactions by covered persons in covered accounts, as each of these terms is defined below, must be conducted in accordance with the Personal Trading Policies. In the conduct of any and all personal securities transactions, all covered persons must act in accordance with the following general principles:

(a)	the interests of clients must be placed before personal interests at all times;
(b)	no covered person may take inappropriate advantage of his or her position; and
(c)	the Personal Trading Policies shall be followed in such a manner as to avoid any actual or potential conflict of interest or any abuse of a covered person’s position of trust and responsibility.

B. DEFINITIONS

1. COVERED PERSONS

Any supervised person of the Advisers or the Funds who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic is a “covered person” under the Personal Trading Policies. The CCO will maintain a list of covered persons of the Funds and the Advisers (e.g., officers, portfolio managers, and traders).

2. COVERED ACCOUNTS

A “covered account” under the Personal Trading Policies is any account in which a covered person:

(a)	has a direct or indirect interest, including an account of a spouse, a minor child, a relative or a friend; or
(b)	has direct or indirect control over purchase or sale of securities.

C. RESTRICTIONS ON TRADING

1. PROHIBITED TRADING PERIOD

Trades in any security 7 calendar days before and 7 calendar days after any client account trades or considers trading the same security are prohibited. The CCO will determine which specific client accounts will be matched as to each covered person on a case-by-case basis.

NOTE:

The following are exemptions from the Prohibited Trading Period:

A.	DE MINIMIS EXEMPTION. A pre-clearance request to trade 1,000 or fewer shares of an issuer that has at least $1 billion in market capitalization is not subject to the Prohibited Trading Period. A pre-clearance request to trade 250 or fewer shares of an issuer that has between $250 million and $1 billion in market capitalization is not subject to the Prohibited Trading Period. Such de minimis trading requests will be granted by the CCO subject to the other Restrictions on Trading and the following conditions:
(i)	De minimis exemption grants are only valid for 20 business days; and
(ii)	Permission under the de minimis exemption may be granted for a particular security only once per covered person every 20 business days.

B.	SAME DAY TRADE EXEMPTION. If a covered person requests to make a trade in the same security on the same day through the same broker as client accounts, the covered person’s trade may be made as part of an aggregated block trade with client accounts through the broker. These broker-specific blocks will be placed by the trader in a particular sequence that rotates on a per trade basis to ensure that, over time, no group of clients is disadvantaged by the timing of the executions. If the entire block order is not filled, then the trader will allocate the fills on a pro rata basis with covered person accounts receiving no shares or units (any excluded trades for covered persons will then be subject to the seven calendar day black-out period, unless they meet another exemption). When such trades are completed, the prices for each broker-specific block of trades will be separately averaged, and all accounts that traded through a particular broker will receive the same price. Commissions will be charged to each account (including covered accounts) in accordance with the broker’s policy; provided, however, that if the entire block receives a single commission then the commission shall be apportioned pro rata among all participating accounts.

2. RESTRICTED LIST SECURITIES

It is recognized that a covered person may from time to time have a special relationship with an issuer (such as being a director, officer, consultant, significant shareholder, receiving material, non-public information, etc. of an issuer). In such cases, the covered person must notify the CCO of that relationship. The CCO will review the relationship and will determine whether or not to place the securities of the issuer on a Restricted Securities List. Trades in any security on the Restricted Securities List maintained by the CCO are prohibited.

3. SHORT-TERM TRADING

Conducting an opposite trade in the same security within 60 days of a purchase or sale of a security is prohibited.

Note: Options trading is generally not subject to the 60-day Short-Term Trading restriction, but options trading may not be used to circumvent the 60-day Short-Term Trading restriction.

4. INITIAL PUBLIC OFFERINGS (IPOs)

Investing in IPOs is prohibited.

5. OPTIONS

Covered persons are prohibited from buying or selling an option for 7 calendar days before and 7 calendar days after a client account trades the same option or the underlying security.

6. SHORT SALES

Short sales of securities are permitted as long as the Fund has 300% asset coverage.

7. CERTAIN PUBLIC COMPANY SECURITIES

Purchases of restricted securities issued by public companies are generally prohibited. However, an exception may be made if the CCO determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest.

8. PRIVATE PLACEMENTS AND HEDGE FUNDS

Purchase or sale of a security obtained through a private placement, including purchase of any interest in a hedge fund, requires approval by the CCO. Approval is contingent upon the CCO determining that the contemplated transaction will raise no actual, potential or apparent conflict of interest.

Note: If a covered person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the CCO.

9. INVESTMENT CLUBS

Participation in an investment club requires approval by the CCO. Pre-clearance may be granted on written request if the covered person’s participation does not create any actual, potential or apparent conflict of interest.

D. EXCEPTIONS TO THE PERSONAL TRADING POLICIES

1. CERTAIN TYPES OF SECURITIES AND RELATED INSTRUMENTS

Transactions in covered accounts involving any of the following securities are not subject to any of the Prohibitions on Trading above and do not require pre-clearance by or reporting to the CCO:

(a)	Open-End Management Mutual Funds and Unit Investment Trusts (not closed-end mutual funds);

(b) United States Government Securities (e.g., U.S. Treasury Bonds); and

(c)	Money Market Instruments (e.g., bankers’ acceptances, Certificates of Deposit, and repurchase agreements).

2. REPORTING REQUIRED, BUT NO PRE-CLEARANCE REQUIRED

Transactions in covered accounts involving any of the following securities are not subject to any of the Prohibitions on Trading above and do not require pre-clearance by or reporting to the CCO:

(a) Purchases or sales of shares of any Fund of the Trust;

(b) Automatic Dividend Reinvestment Purchases;

(c)	Receipt or exercise of rights and warrants issued by a company on a pro rata basis to all holders of a class of security;

(d) Transactions by Disinterested Trustees;

(e) Futures or options in a stock market index, foreign currency, commodities, etc.;

(f) Closed-end investment company securities; and

(g) Variable annuities.

3. DELEGATED DISCRETION ACCOUNTS

Pre-clearance is not required on trades in a covered account over which a covered person has no discretion if:

(a)	the covered person provides to the CCO a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary;

(b)	the covered person certifies in writing that she/he has not and will not discuss potential investment decisions with the independent fiduciary; and
(c)	the covered person ensures that duplicate broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the CCO.

4. CASE-BY-CASE EXEMPTIONS

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exceptions to the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO, subject to the oversight of the President or designee, determines that granting the request will create no actual, potential or apparent conflict of interest.

E. PRE-CLEARANCE PROCEDURES

The Advisers and the Funds have determined to require pre-clearance of personal trading by covered persons in covered accounts, subject to the exceptions outlined in Section D above. Accordingly, covered persons shall pre-clear trades in covered accounts by following the procedures below:

(a)	The covered person completes and submits a Pre-Clearance Request Form in the form attached as Appendix BB to the CCO;
(b)	The CCO reviews and approves or rejects the request, communicating its decision to the covered person;
(c)	The CCO will time-stamp its approval or denial on the request form; and
(d)	The covered person must execute any approved trade no later than one trading day following the time-stamp reflected on the approved request.

F. REPORTING REQUIREMENTS

1. INITIAL ACCOUNT AND SECURITIES HOLDINGS LIST

Within 10 days of becoming a covered person, each covered person must provide a list, in the form of Appendix CC, of brokerage accounts and securities owned by the covered person, the covered person’s spouse or minor children, or any other person or entity in which the covered person may have a beneficial interest or derive a direct or indirect benefit.

2. ANNUAL UPDATE AND CERTIFICATION

Each covered person must file an annual account statement that reports the covered person’s accounts and securities holdings (list of brokerage accounts and securities in which the covered person has a direct or indirect beneficial interest as of December 31) and execute a certification regarding compliance with the Personal Trading Policies and applicable laws by February 15 each year in the form of Appendix DD.

3. QUARTERLY TRADE CONFIRMATIONS

Each covered person must file or cause to be filed with the CCO a duplicate brokerage statement showing each trade conducted by the covered person within 15 days after the end of each calendar quarter. For any trade not shown on the brokerage statement, the covered person shall described such trade on the PST Report (defined in F(4) below) within 30 days of the trade.

4. QUARTERLY TRANSACTION REPORTS

To the extent required by the SEC, each covered person must file or cause to be filed with the CCO a Quarterly Transaction Report (the “PST Report”) in the form of Appendix EE within 30 days after the end of each quarter. PST Reports shall include a list of the covered person’s purchases or sales of privately-issued securities during the quarter. These PST Reports shall contain:

(i)	the date of the transaction, the title and, as applicable, the interest rate and maturity date, number of shares and principal amount of each security involved;
(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(iii)	the price of the security at which the transaction was effected;
(iv)	the name of the broker, dealer or bank (if any) with or through which the transaction was effected; and
(v)	the date the access person submits the report.

The PST Report shall also provide the information required under Section F(1) above for any new accounts established by the covered person during the quarter. Notwithstanding the foregoing, a PST Report with respect to any trades set forth on a covered person’s brokerage statement is not required for any covered person if duplicates of the covered person’s brokerage statements under F(3) above are received by the CCO during the applicable quarter.

The CCO will review all reports created pursuant to Section F no later than ten business days within receipt of each such report to determine if there are any violations with this Code of Ethics.

5. CONTENTS OF HOLDINGS REPORTS

Each holdings report required under Sections 1 or 2 above shall describe (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the covered person has any direct or indirect ownership; (ii) the name of any broker, dealer or bank with which the covered person maintains an account in which any securities are held for the covered person’s direct or indirect benefit; and (iii) the date the covered person submits the report.

6. DELIVERY OF CODE OF ETHICS AND ACKNOWLEDGEMENT OF RECEIPT

All covered persons shall receive copies of this Code of Ethics and any amendments thereto at the beginning of employment and thereafter as material amendments are made to the Code of Ethics. Each covered person shall execute an acknowledgement of receipt of the Code of Ethics and any amendment thereto in the form attached as Appendix FF.

G. PENALTIES FOR VIOLATIONS

Covered persons who violate the Personal Trading Policies may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.

All disciplinary responses to violations of the Personal Trading Policies shall be administered by the CCO, subject to the oversight of the Funds’ and the Advisers’ President or most senior officer.

Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

H. RECORD-KEEPING

The CCO shall maintain copies of this Code and any changes thereto, in each case for five years since its last date of use. In addition, the CCO shall maintain copies of certifications required under this Code for five years after the individual ceases to be a covered persons.

Exhibit A

DEFINITIONS FOR THE PERSONAL SECURITIES TRADING POLICIES

The definitions set forth below shall apply to the terms used in the Personal Securities Trading Policies:

1. “DISINTERESTED TRUSTEES” means trustees of the Trust that are not “interested persons” (as defined in the Investment Company Act of 1940) of the Trust or an Adviser.

2. “PART-TIME PERSONNEL” means employees of a business unit employed on a permanent basis, but obligated to work less than a full (i.e., forty-hour) work week.

3. “SECURITY” includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.